Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES STRONG THIRD QUARTER 2023 RESULTS

- Revenue Increases 28.9% with Continued Margin Expansion -

- Net Loss of $(7.5) Million; Consolidated Adjusted EBITDA1 Increases 36.2% to $23.3 Million -

- Significant Increase in Cash Flow from Operations -

Little Rock, Arkansas (November 7, 2023) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the third quarter ended September 30, 2023.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We are proud to report another quarter of exceptional results. The surge in organic growth across many of our service lines and the contribution from the Matrix acquisition in Canada helped drive record levels of quarterly revenue and Consolidated Adjusted EBITDA1. We are particularly pleased with the continued improvement in our margin profile and robust operating cash flow generation, which validate the strategic portfolio shift in our Remediation and Reuse segment, our pricing strategy, and the ongoing integration of the Matrix team. Our recent acquisitions have been very additive and continue to provide scale, expertise and geographic reach.”

Mr. Manthripragada continued, “As we look to the full year 2023, we are reiterating Revenue and Consolidated Adjusted EBITDA1 guidance. The regulatory landscape, with new and pending rules on methane leak detection and air emissions standards, continues to generate tailwinds. Additionally, the private sector’s commitment to environmental stewardship and resiliency, through initiatives such as net-zero commitments and environmental justice, is creating opportunities throughout our comprehensive service offerings. Our history has shown that our business is resilient across economic and political cycles and despite a very challenging macro-economic backdrop, our teams continue to deliver as we have shown all year. We remain very optimistic about our outlook and incredibly grateful to all of our colleagues around the world.”

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Third Quarter 2023 Results

Total revenue in the third quarter of 2023 was $167.9 million compared to $130.3 million in the prior year quarter, an increase of 28.9%. The increase in revenues was primarily due to the acquisition of Matrix, organic growth in the Assessment, Permitting and Response segment, organic growth in the Measurement and Analysis segment, and an increase in CTEH revenues, partially offset by lower revenues in a specialty lab that is being discontinued and our Remediation and Reuse segment driven by the timing of projects and a strategic shift in our biogas business to focus on higher margin services. Excluding revenue from the legacy O&M contracts, and the specialty lab being discontinued, of $2.0 million and $4.6 million, in the third quarters of 2023 and 2022, respectively, revenue in the third quarter of 2023 was $165.9 million compared to $125.7 million in the prior year quarter, an increase of 32.0% over the prior year period.

Net loss was $(7.5) million, or a loss of $(0.39) per share, in the third quarter of 2023 compared to a net loss of $(5.7) million, or a loss of $(0.33) per share, in the prior year quarter. The year-over-year increase was primarily attributable to an increase in the fair value adjustment on our Series A-2 preferred stock in the current year, compared to a fair value gain on our interest rate swap in the prior year, as well as a higher interest and tax expense in the current year, partially offset by improved operating performance.

Adjusted Net Income1 was $9.4 million, and Adjusted Net Income per Share1 was $0.18, in the third quarter of 2023 compared to Adjusted Net Income1 of $7.8 million, and Adjusted Net Income per Share1 of $0.12 in the prior year quarter. The year-over-year increase was primarily attributable to an increase in revenues.

Third quarter 2023 Consolidated Adjusted EBITDA1 was $23.3 million, representing 13.9% of revenue, compared to $17.1 million or 13.1% of revenue in the prior year quarter, primarily due to higher revenues driven by organic growth and acquisitions.

First Nine Months 2023 Results

Total revenue in the first nine months of 2023 increased 13.2% to $458.5 million compared to $404.9 million in the prior year period. The increase in revenues was primarily due to organic growth in the Assessment, Permitting and Response, organic growth in the Measurement and Analysis segment, an increase in CTEH revenues, and the contributions of acquisitions completed since the beginning of 2022, partially offset primarily by lower revenues in a specialty lab that is being discontinued and our Remediation and Reuse segment driven by the timing of projects and a strategic shift in our biogas business to focus on higher margin services. Excluding revenue from the legacy O&M contracts, and the specialty lab being discontinued, of $5.9 million and $16.0 million, in the nine-month periods of 2023 and 2022, respectively, revenue in the first nine months of 2023 was $452.6 million compared to $388.9 million in the prior year, an increase of 16.4% over the prior year period.

Net loss was $(29.4) million, or $(1.39) per share, in the first nine months of 2023 compared to a net loss of $(21.0) million, or $(1.12) per share, in the prior year period. The year-over-year change was primarily attributable to changes in the fair value of business acquisition contingencies, the net impact of fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps in the current year compared to the prior year, as well as higher interest expense and higher stock-based compensation in the current year.

Adjusted Net Income1 was $21.6 million, and Adjusted Net Income per Share1 was $0.31, in the first nine months of 2023 compared to Adjusted Net Income1 of $18.7 million, and Adjusted Net Income per Share1 of $0.22, in the prior year period.

Consolidated Adjusted EBITDA1 for the first nine months of 2023 was $61.1 million, representing 13.3% of revenue, compared to $48.4 million, or 12.0% of revenue, in the prior year period, an increase of 26.3%. The increase in Adjusted Net Income1, Adjusted Net Income per Share1, and Consolidated Adjusted EBITDA1 was primarily due to higher revenues.

Operating Cash Flow, Liquidity and Capital Resources

Cash provided by operating activities for the first nine months ended September 30, 2023 was $41.5 million compared to cash provided by operating activities of $8.2 million in the prior year period, an increase of $33.3 million, or 407.9%. Cash flow from operations includes payment of contingent consideration of $0.6 million and $19.5 million in the current and prior year periods, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was $42.1 million compared to $27.7 million in the prior year period, an increase of $14.4 million, or 52.0%.

As of September 30, 2023, we had total debt, before debt issuance costs, of $168.1 million and $148.2 million of liquidity, including $23.2 million of cash and $125.0 million of availability on our revolving credit facility. At our current leverage ratio and inclusive of our fixed rate on $170.0 million of debt under our interest rate swaps, our weighted average interest rate was 4.4% as of September 30, 2023.

As of September 30, 2023, Montrose’s leverage ratio under its credit facility, which includes recently completed acquisitions and acquisition-related contingent earnout payments that may become payable in cash, was 1.9 times.

Full Year 2023 Outlook

The Company reiterates its full year 2023 Revenue and Consolidated Adjusted EBITDA1 outlook. The Company expects Revenue to be in the range of $590 million to $640 million. Consolidated Adjusted EBITDA1 is expected to be in the range of $75 million to $81 million for the full year 2023.

The revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions that have not yet been completed.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, November 8, 2023 at 8:30 a.m. Eastern time to discuss third quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-844-826-3035 (Domestic) and 1-412-317-5195 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With approximately 3,500 employees across more than 90+ locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES	$167,937	$130,312	$458,466	$404,902
COST OF REVENUES (exclusive of depreciation and amortization shown below)	102,155	82,234	281,984	261,049
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	56,901	42,857	161,761	131,120
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	459	59	414	(3,472)
DEPRECIATION AND AMORTIZATION	11,863	11,504	33,816	35,928
LOSS FROM OPERATIONS	(3,441)	(6,342)	(19,509)	(19,723)
OTHER (EXPENSE) INCOME
Other (expense) income —net	(671)	1,814	(1,560)	4,618
Interest expense—net	(2,089)	(1,400)	(5,507)	(4,010)
Total other (expense) income—net	(2,760)	414	(7,067)	608
LOSS BEFORE EXPENSE (BENEFIT) FROM INCOME TAXES	(6,201)	(5,928)	(26,576)	(19,115)
INCOME TAX EXPENSE (BENEFIT)	1,324	(208)	2,842	1,892
NET LOSS	$(7,525)	$(5,720)	$(29,418)	$(21,007)
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(198)	20	(304)	17
COMPREHENSIVE LOSS	(7,723)	(5,700)	(29,722)	(20,990)
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(4,100)	(4,100)	(12,300)	(12,300)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(11,625)	(9,820)	(41,718)	(33,307)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	30,143	29,691	30,016	29,677
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(0.39)	$(0.33)	$(1.39)	$(1.12)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$23,184	$89,828
Accounts receivable—net	117,375	94,711
Contract assets	57,081	52,403
Prepaid and other current assets	15,419	10,986
Total current assets	213,059	247,928
NON-CURRENT ASSETS:
Property and equipment—net	57,967	36,045
Operating lease right-of-use asset—net	35,795	26,038
Finance lease right-of-use asset—net	12,635	9,840
Goodwill	356,399	323,868
Other intangible assets—net	151,577	142,107
Other assets	8,676	6,088
TOTAL ASSETS	$836,108	$791,914
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	70,810	63,412
Accrued payroll and benefits	31,286	20,528
Business acquisitions contingent consideration, current	3,239	3,801
Current portion of operating lease liabilities	11,190	7,895
Current portion of finance lease liabilities	4,127	3,775
Current portion of long-term debt	14,177	12,031
Total current liabilities	134,829	111,442
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	3,130	4,454
Other non-current liabilities	91	13
Deferred tax liabilities—net	10,034	5,742
Conversion option	27,828	25,731
Operating lease liability—net of current portion	31,329	19,437
Finance lease liability—net of current portion	8,482	6,486
Long-term debt—net of deferred financing fees	152,556	152,494
Total liabilities	$368,279	$325,799
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at September 30, 2023 and December 31, 2022; aggregate liquidation preference of $182.2 million at September 30, 2023 and December 31, 2022	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at September 30, 2023 and December 31, 2022; issued and outstanding shares: 30,167,657 and 29,746,793 at September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	524,112	492,676
Accumulated deficit	(208,915)	(179,497)
Accumulated other comprehensive (loss) income	(296)	8
Total stockholders’ equity	314,901	313,187
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$836,108	$791,914

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES:
Net loss	$(29,418)	$(21,007)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision (recovery) for bad debt	788	(821)
Depreciation and amortization	33,816	35,928
Amortization of right-of-use asset	7,667	6,934
Stock-based compensation expense	35,609	32,375
Fair value changes in financial instruments	1,814	(4,664)
Fair value changes in business acquisition contingencies	414	(3,472)
Deferred income taxes	2,842	1,892
Other	1,201	460
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(9,538)	7,301
Prepaid expenses and other current assets	(907)	(1,364)
Accounts payable and other accrued liabilities	(772)	(12,943)
Accrued payroll and benefits	6,092	(6,363)
Payment of contingent consideration	(611)	(19,457)
Change in operating leases	(7,525)	(6,634)
Net cash provided by operating activities	41,472	8,165
INVESTING ACTIVITIES:
Purchases of property and equipment	(24,969)	(5,414)
Proprietary software development and other software costs	(2,763)	(397)
Proceeds from insurance	311	277
Payment of purchase price obligations	(1,027)	(439)
Minority investments	(2,347)	—
Cash paid for acquisitions—net of cash acquired	(66,187)	(21,342)
Net cash used in investing activities	(96,982)	(27,315)
FINANCING ACTIVITIES:
Proceeds from the aircraft loan	10,935	—
Repayment of aircraft loan	(335)	—
Repayment of term loan	(8,785)	(8,751)
Payment of contingent consideration	(1,535)	(10,722)
Repayment of finance leases	(3,378)	(2,906)
Proceeds from issuance of common stock for exercised stock options	4,529	812
Dividend payment to the Series A-2 shareholders	(12,300)	(12,300)
Payments of deferred offering costs	—	(183)
Net cash used in financing activities	(10,869)	(34,050)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(66,379)	(53,200)
Foreign exchange impact on cash balance	(265)	25
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	89,828	146,741
End of period	$23,184	$93,566
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$4,838	$4,852
Cash paid for income tax	$1,374	$587
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued purchases of property and equipment	$1,626	$881
Property and equipment purchased under finance leases	$5,728	$3,939
Common stock issued to acquire new businesses	$2,598	$—
Acquisitions unpaid contingent consideration	$6,369	$6,777
Acquisitions contingent consideration paid in shares	$1,000	$—

MONTROSE ENVIRONMENTAL GROUP, INC.

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(5)
Assessment, Permitting and Response	$57,009		$14,878	$46,414		$9,820
Measurement and Analysis	50,468	(2)	10,352	43,754	(2)	8,483	(4)
Remediation and Reuse	60,460		7,446	40,144		7,010
Total Operating Segments	167,937		32,676	130,312		25,313
Corporate and Other	—		(9,373)	—		(6,940)
Total	$167,937		$23,303	$130,312		$18,373

	Nine Months Ended September 30,
	2023			2022
			Segment			Segment
	Segment		Adjusted	Segment		Adjusted
	Revenues		EBITDA(1)	Revenues		EBITDA(5)
Assessment, Permitting and Response	$170,634		$42,977	$142,051		$30,252
Measurement and Analysis	143,050	(3)	27,528	125,739	(3)	21,852	(4)
Remediation and Reuse	144,782		18,767	137,112		22,059
Total Operating Segments	458,466		89,272	404,902		74,163
Corporate and Other	—		(28,175)	—		(22,826)
Total	$458,466		$61,097	$404,902		$51,337

_____________________________________

(1) For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance. See Note 18 to our unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q.

(2) Includes revenue of $2.0 million and $3.9 million from the Discontinuing Specialty Lab, for the three months ended September 30, 2023 and September 30, 2022, respectively.

(3) Includes revenue of $5.9 million and $12.9 million from the Discontinuing Specialty Lab, for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(4) Includes Adjusted EBITDA loss of $(0.5) million and $(0.1) million from the Discontinuing Specialty Lab for the three and nine months ended September 30, 2022, respectively.

(5) Includes the add back of start-up losses and investment in new services of $1.3 million and $2.9 million for the three and nine months ended September 30, 2022, respectively.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income (Loss) as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinuing specialty lab, and other gain or losses, as set forth in greater detail in the table below. Adjusted Net Income (Loss) per Share represents Adjusted Net Income (Loss) attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2023. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from our environmental emergency response business, from acquisitions for the first twelve months following the date of acquisition and excluding revenues from businesses held for sale, disposed of or discontinued. As a result of the potential annual volatility in CTEH’s revenues due to the emergency response aspect of their business, we will no longer be including CTEH revenues in the calculation of organic growth. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	Three Months Ended September 30,			For the Nine Months Ended September 30,
	2023	2022		2023	2022
Net loss	$(7,525)	$(5,720)		$(29,418)	$(21,007)
Amortization of intangible assets (1)	7,922	8,668		22,512	27,579
Stock-based compensation (2)	11,484	11,018		35,609	32,375
Acquisition costs (3)	1,499	368		4,970	1,354
Fair value changes in financial instruments (4)	806	(1,808)		1,814	(4,664)
Expenses related to financing transactions (5)	3	—		7	7
Fair value changes in business acquisition contingencies (6)	459	59		414	(3,472)
Discontinuing Specialty Lab (7)	1,302	—		5,321	—
Other (gains) losses and expenses (8)	(1)	482		215	1,965
Tax effect of adjustments (9)	(6,573)	(5,260)		(19,841)	(15,440)
Adjusted Net Income	$9,376	$7,807		$21,603	$18,697
Preferred dividends Series A-2	(4,100)	(4,100)		(12,300)	(12,300)
Adjusted Net Income attributable to stockholders	$5,276	$3,707		$9,303	$6,397

Net Loss per share attributable to stockholders	$(0.39)	$(0.33)		$(1.39)	$(1.12)
Adjusted Net Income per share (10)	$0.18	$0.12		$0.31	$0.22
Diluted Adjusted Net Income per share (11)	$0.14	$0.10	(a)	$0.25	$0.18	(a)

Weighted average common shares outstanding	30,143	29,691		30,016	29,677
Fully diluted shares	36,952	36,147	(a)	36,640	36,101	(a)

________________________________________

(1) Represents amortization of intangible assets.

(2) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(3) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(4) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(5) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(6) Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7) Amounts consist of operating losses before depreciation related to the lab we are discontinuing.

(8) In 2023 and 2022, amounts include costs associated the aviation loss and the closing of a lab, respectively.

(9) Applies Montrose's marginal tax rate of 28.0% to non-GAAP adjustments above, which are each pre-tax.

(10) Represents Adjusted Net Income attributable to stockholders divided by the weighted average common shares outstanding.

(11) Represents Adjusted Net Income attributable to stockholders divided by fully diluted shares.

(a) Prior period amounts have been recalculated from amounts originally disclosed using the current methodology.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(7,525)	$(5,720)	$(29,418)	$(21,007)
Interest expense	2,089	1,400	5,507	4,010
Income tax expense (benefit)	1,324	(208)	2,842	1,892
Depreciation and amortization	11,863	11,504	33,816	35,928
EBITDA	$7,751	$6,976	$12,747	$20,823
Stock-based compensation (1)	11,484	11,018	35,609	32,375
Acquisition costs (2)	1,499	368	4,970	1,354
Fair value changes in financial instruments (3)	806	(1,808)	1,814	(4,664)
Expenses related to financing transactions (4)	3	—	7	7
Fair value changes in business acquisition contingencies (5)	459	59	414	(3,472)
Discontinuing Specialty Lab (6)	1,302	—	5,321	—
Other (gains) losses and expenses (7)	(1)	482	215	1,965
Consolidated Adjusted EBITDA	$23,303	$17,095	$61,097	$48,388

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(1) Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2) Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.

(3) Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.

(4) Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.

(5) Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(6) Amounts consist of adjusted EBITDA add backs related to the lab we are discontinuing.

(7) In 2023 and 2022, amounts include costs associated with the aviation loss and the closing of a lab, respectively.